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                                                                       EXHIBIT 2

                             STOCKHOLDER AGREEMENT

                  This STOCKHOLDER AGREEMENT (the "Agreement") is entered into as of July 28, 1999 by and between Caradon Inc., a Delaware corporation ("Parent"), E Acqco Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and American Industrial Partners Capital Fund, L.P., a stockholder (the "Stockholder") of Easco, Inc., a Delaware corporation (the "Company").

                  WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of July 28, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and Company, it is proposed that Purchaser will make a tender offer (the "Offer") to acquire any and all shares of the issued and outstanding common stock, $.01 par value (the "Common Stock"), of the Company and that, following the Offer, Purchaser will be merged with and into the Company (the "Merger") and, as a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"); and

                  WHEREAS, the Company, as the Surviving Corporation of the Merger, will become an indirect wholly owned subsidiary of Parent; and

                  WHEREAS, in order to induce Parent and Purchaser to enter into the Merger Agreement, which they otherwise would not do, Stockholder has agreed to execute and deliver to Parent this Agreement; and

                  WHEREAS, prior to the date hereof, Parent and Stockholder had no agreement, arrangement or understanding (as defined in Section 203 of the Delaware General Corporation Law (the "DGCL")) for the purpose of acquiring, holding, voting or disposing of shares of Common Stock; and

                  WHEREAS, in consideration for the agreements contained herein, prior to the date hereof, and prior to the time at and date on which Parent became or may become an "interested stockholder" for purposes of Section 203 of the DGCL, the board of directors of the Company has approved the agreement of Stockholder to vote as provided in Section 2 of this Agreement and not to transfer shares of Common Stock as provided in Section 4 of this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. DEFINITIONS. Capitalized terms used and not defined herein shall have the meanings in the Merger Agreement.

                  2. TENDER AND VOTING; FURTHER ASSURANCES. Stockholder hereby

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irrevocably agrees, for the period from the date hereof through the Effective
Time or the date on which the Merger Agreement is terminated in accordance with its terms, whichever is earlier (such period being hereinafter referred to as the "Term"), (a) to tender all of the Subject Securities (as defined below) into the Offer and (b) to vote all of the Subject Securities owned by it (i) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby and (ii) against (A) any Takeover Proposal by any third party and (B) the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (3)(w) any change in the majority of the board of directors of the Company; (x) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation; (y) any other change in the Company's corporate structure or business; or (z) any other action; which, in the case of the matters referred to in clauses (w), (x), (y) or (z) above, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to Parent of the Merger or the transactions contemplated by the Merger Agreement or this Agreement.

                  3. IRREVOCABLE PROXY. STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS PURCHASER AND THE PRESIDENT OF PURCHASER AND THE TREASURER OF PURCHASER, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PURCHASER, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF PURCHASER AND ANY OTHER DESIGNEE OF PURCHASER, EACH OF THEM INDIVIDUALLY, STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO STOCKHOLDER'S SUBJECT SECURITIES IN ACCORDANCE WITH
SECTION 2 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY IT WITH RESPECT TO THE SUBJECT SECURITIES.

                  4. COVENANTS OF STOCKHOLDER. During the Term, and except as specifically contemplated hereby, Stockholder shall not (i) directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Subject Securities, unless the transferee of the Subject Securities, prior to and as a condition to any transfer of the Subject Securities, executes and delivers an agreement in substantially the form hereof or such transfer is otherwise approved in advance in writing by Parent and Purchaser, (ii) grant any proxies, deposit any Subject Securities into a voting trust or enter into an agreement with respect to any Subject Securities, (iii) voluntarily take any action which would have the effect of preventing or



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inhibiting Stockholder from performing its obligations under this Agreement or
(iv) indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes or could reasonably be expected to lead to a Takeover Proposal. If Stockholder receives any such inquiry or proposal, then it shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                  5. STOCKHOLDER'S REPRESENTATIONS. Stockholder is the record and beneficial owner of the number of shares of Common Stock (the "Existing Securities" and together with any shares of Common Stock or other securities hereafter acquired by Stockholder, the "Subject Securities") set forth on the signature page to this Agreement. Stockholder does not own any securities of the Company on the date hereof other than the Existing Securities. Stockholder has sole voting power and sole power to issue instructions with respect to the voting of the Existing Securities, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal rights, in each case with respect to all of the Existing Securities and, on the date of the Special Meeting (as defined in the Merger Agreement), will have sole voting power and sole power to issue instructions with respect to the voting of all of Stockholder's Subject Securities, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal rights, in each case with respect to all of Stockholder's Subject Securities.

                  Stockholder has full power and authority to enter into and perform all its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms. Stockholder hereby represents and warrants to Parent and Purchaser that the execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder's obligations under this Agreement will not, (i) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Stockholder or by which it or any of its properties is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the Subject Securities, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of its Subject Securities are bound or affected, except for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent the performance by such Stockholder of its obligations under this Agreement.

                  6. UNDERSTANDING OF THIS AGREEMENT. Stockholder has carefully read this Agreement and has discussed its requirements, to the extent such Stockholder believes necessary, with its counsel (which may be counsel to the Company). Stockholder understands that the parties to the Merger Agreement will be proceeding in reliance upon this Agreement.


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                  7.  HEADINGS. The headings of the sections of this Agreement are inserted for convenience of reference only and do not form a part or affect the meaning hereof.

                  8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

                  9. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

                  10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

                  11. SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  12. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  13. AMENDMENT; WAIVERS. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.


                  14. ADDITIONAL ACTIONS AND DOCUMENTS. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.


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                  15. TERMINATION. This Agreement, and all rights and
obligations hereunder, shall terminate at the end of the Term.

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered in their names and on their behalf, as of the date first written above.

                                    CARADON INC.


                                    By: /s/Robert B. Leckie
                                       --------------------
                                             Name:  Robert B. Leckie
                                             Title:  Vice President


                                    E ACQCO INC.


                                    By: /s/Robert B. Leckie
                                       --------------------
                                             Name:  Robert B. Leckie
                                             Title:  President

                                    AMERICAN INDUSTRIAL PARTNERS
                                    CAPITAL FUND, L.P.

                                    By:      American Industrial Partners, L.P.,
                                             its general partner

                                    By:      American Industrial Partners
                                             Management Company, Inc.,
                                             its general partner


                                    By: /s/Theodore C. Rogers
                                        ---------------------
                                             Name:  Theodore C. Rogers
                                             Title:  Chairman

                                             Number of shares owned
                                             beneficially and of record
                                             by Stockholder:

                                                  4,239,470
                                             --------------------

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